Steve B. Burke Joins Snowflake Board of Directors

No-Headquarters/BOZEMAN, Mont. – May 24, 2023 – Snowflake (NYSE: SNOW), the Data Cloud company, today announced the appointment of Steve B. Burke to its Board of Directors, effective immediately. John McMahon will step down from the Snowflake board after the company’s annual meeting on July 5. Snowflake thanks Mr. McMahon for his 10 years of service on the Board.

“We’re delighted to have Steve join Snowflake’s Board of Directors,” said Frank Slootman, Snowflake Chairman and CEO. “Steve’s highly respected leadership tenure in the media industry combined with his credentials as an accomplished executive will bring valuable perspective to the Snowflake Board.”

Mr. Burke had a long career in the media business, most recently serving as CEO of NBCUniversal. Prior to that he was President of Comcast Cable and Chief Operating Officer of Comcast Corporation. Mr. Burke currently resides in Bozeman, Montana where he runs a private investment firm named Madison Valley Partners. Mr. Burke currently serves on the boards of directors of J.P. Morgan Chase and Berkshire Hathaway.

“Snowflake has established itself as a transformative force for businesses across industries and around the world,” said Burke. “I am honored to join the Snowflake Board of Directors and look forward to leveraging my experience and insights to help guide the company as it continues to innovate and deliver for its customers."

About Snowflake
Snowflake enables every organization to mobilize their data with Snowflake’s Data Cloud. Customers use the Data Cloud to unite siloed data, discover and securely share data, and execute diverse analytic workloads. Wherever data or users live, Snowflake delivers a single data experience that spans multiple clouds and geographies. Thousands of customers across many industries, including 590 of the 2022 Forbes Global 2000 (G2K) as of April 30, 2023, use Snowflake Data Cloud to power their businesses. Learn more at snowflake.com.

Media Contact
Eszter Szikora
Global PR, Snowflake
press@snowflake.com

Source: Snowflake Inc.